Exhibit 99.1
NEWS
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777

Exhibit 99.1
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
Universal Electronics Reports Third Quarter
2006 Financial Results
- Net Sales of $59.6 Million Grew 29% Compared to Third Quarter 2005 -
CYPRESS, CA — November 2, 2006 — Leading wireless technology developer Universal Electronics Inc. (UEI), (NASDAQ: UEIC) today announced financial results for the third quarter and the nine-month period ended September 30, 2006.
“New products and services, such as flat panel HDTVs and DVRs are currently experiencing broad based growth — and UEI is capitalizing on this trend,” stated Paul Arling, the company’s chairman and chief executive officer. “Our wireless control technologies that enable consumers to connect, control and interact with services and devices easily and quickly within their homes, have driven strong growth in our company’s net sales. Broadband subscriptions, DVR and HDTV rollouts have continued to penetrate domestic and international markets, and we believe this positions UEI for solid growth for many years to come. Our net sales for the third quarter of 2006 were up 29 percent as compared to last year, and we expect annual 2006 net sales to increase at least 26 percent compared to 2005.”
Financial Results: Third Quarter 2006 Compared to Third Quarter 2005
•	Net sales were $59.6 million, compared to $46.2 million.
•	The Business Category contributed 77 percent of the total revenue and the Consumer Category contributed 23 percent, compared to 68 percent and 32 percent.
•	Gross margins were 36.2 percent, compared to 36.8 percent reflecting mix shift and more dominant sales in the Business Category.
•	Operating income was $4.6 million, compared to operating income of $3.7 million.
•	Net income was $3.5 million, or $0.25 per diluted share, compared to $2.8 million, or $0.20 per diluted share.
The following adjusted figures are included as management believes they provide a more meaningful measure of quarter-over-quarter and year-over-year financial performance. A formal definition of adjusted figures and table reconciling generally accepted accounting principals (GAAP) amounts to adjusted figures are included at the end of this press release.
•	Adjusted operating income was $5.3 million in the current quarter, excluding $697,000 in stock based compensation expense, compared to adjusted operating income of $3.7 million for the same quarter last year.
•	Adjusted net income for the 2006 third quarter was $4.0 million, or $0.28 per diluted share, which excludes stock based compensation charges, compared to $2.9 million, or $0.21 per diluted share, for the same period last year.

Net sales for the nine-month period ended September 30, 2006 were $166.2 million compared to $132.0 million for the first nine months of 2005. Net income for the first nine months of 2006 was $8.1 million, or $0.56 per diluted share, compared to net income $6.2 million, or $0.44 per diluted share for the first nine months of 2005.
The following adjusted figures are included as management believes they provide a more meaningful measure of quarter-over-quarter and year-over-year financial performance. A formal definition of adjusted figures and table reconciling generally accepted accounting principals (GAAP) amounts to adjusted figures are included at the end of this press release.
Adjusted net income for the first nine months of 2006 was $9.5 million, or $0.66 per diluted share, compared to $7.6 million, or $0.54 per diluted share, for the same period last year.
Financial Outlook
For the fourth quarter of 2006, revenue is expected to range between $62.5 million and $66.5 million, compared to $49.3 million in the fourth quarter of 2005. Gross margins for the fourth quarter of 2006 are expected to be approximately 37.5 percent of sales plus or minus one point. GAAP earnings per diluted share, including approximately $619,000 in stock-based compensation, are expected to range from $0.29 to $ 0.33. This compares to $0.25 per diluted share in the fourth quarter of 2005. Adjusted EPS, which does not include the effect of stock based compensation charges, is expected to range from $0.32 per diluted share to $0.36 per diluted share.
For the full year 2006, total revenue is expected to range between $228.7 million and $232.7 million, reflecting growth of 26 percent to 28 percent over last year. GAAP EPS is expected to be between $0.85 per diluted share and $0.89 per diluted share. Adjusted EPS is expected to be in the range of $0.98 and $1.02 per diluted share, compared to $0.81 adjusted earnings per diluted share for the full year 2005.
UEI’s Recent Highlights:
•	Highlighted the availability of SimpleCenterTM 4.1 for free download in October, as announced on October 2nd.
•	Introduced a new limited-edition high gloss black version of the award-winning NevoSLTM controller and NevoStudio 2.0 software at the Custom Electronic Design & Installation Association (CEDIA) Expo.
•	Began a development relationship with SIRIUS Satellite Radio to provide a custom solution that would allow SIRIUS subscribers to access comprehensive information directly from the handheld media controller, utilizing Z-Wave technology, as announced on September 14th.
•	Implemented management changes, including hiring Mark Kopaskie as Senior Vice President and General Manager, U.S. Operations, and promoting Bryan Hackworth to Vice President and Chief Financial Officer, as announced on August 22nd.
•	Named to Forbes 200 Best Small Companies List in America published in the October 30, 2006 issue of Forbes.

Conference Call Information:
UEI’s management team will hold a conference call today, Thursday November 2, 2006 at 1:30 p.m. Pacific Time to review the third quarter 2006 results and hold a question and answer session for callers. To participate call 1-800-622-9917 ten minutes prior to start time. International dialers call 1-706-645-0366. The live call can also be accessed via the Internet through Universal’s Web site at www.uei.com. If you are unable to participate, a replay will be available for two business days following the call. To access, please dial 1-800-642-1687 and international 706-645-9291, reservation number 8625552. The webcast replay will be available at www.uei.com.
About Universal Electronics
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems.
The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. UEI also delivers complete home control solutions in the professional custom installation market under the brand name Nevo®, as well as software solutions for digital media control and enjoyment in the consumer and OEM markets under the brand SimpleCenter™.
Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expressed herein are the following: the failure of the company to continue experiencing the increased demand for our products in connection with the Broadband subscription, DVR and HDTV rollouts as we anticipate; the failure of the retail season to be as strong as we anticipate; the growth of, acceptance of, and the demand for our products and technologies, including new products and our home connectivity line of products and software, including the SimpleCenterTM software, the new version of the NevoSLTM controller and NevoStudio 2.0 software, and the SIRUS satellite radio project in the various markets and geographical regions we serve not materializing as we believe; the possible dilutive effect our stock based compensation programs may have on our EPS and stock price; our inability to deliver the new products and our home connectivity line of products and software at the time and in the quantities we anticipate; the relationships with our customers not expanding as we anticipate; and other factors listed from time to time in our press releases and SEC filings. All forward looking statements included in this release are based upon information we have as of the date of this release and we undertake no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
- Tables Follow-

UNIVERSAL ELECTRONICS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$57,334	$43,641
Accounts receivable, net	44,833	41,861
Inventories, net	34,812	26,708
Prepaid expenses and other current assets	2,814	3,841
Income tax receivable	903	903
Deferred income taxes	2,982	2,971

Total current assets	143,678	119,925

Equipment, furniture and fixtures, net	5,518	4,352
Goodwill	10,564	10,431
Intangible assets, net	5,795	6,007
Other assets	716	403
Deferred income taxes	5,787	5,201

Total assets	172,058	146,319

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,645	$22,731
Accrued income taxes	10,565	7,551
Accrued compensation	3,676	2,766
Other accrued expenses	11,471	9,676

Total current liabilities	49,357	42,724
Deferred income taxes	94	74
Deferred Revenue	—	229

Total liabilities	49,451	43,027

Stockholders’ equity:
Common stock	173	169
Paid-in capital	89,938	83,220
Accumulated other comprehensive loss	(314)	(5,265)
Retained earnings	63,082	54,994
Deferred stock-based compensation	(272)	(163)
Common stock held in treasury	(30,000)	(29,663)

Total stockholders’ equity	122,607	103,292

Total liabilities and stockholders’ equity	172,058	146,319

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UNIVERSAL ELECTRONICS INC.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales	$59,612	$46,206	$166,155	$132,030

Cost of sales	38,033	29,212	106,506	83,601

Gross profit	21,579	16,994	59,649	48,429

Research and development	1,809	1,782	5,574	4,952

Selling, general and administrative expenses	15,142	11,541	42,274	37,147

Operating expenses	16,951	13,323	47,848	42,099

Operating income	4,628	3,671	11,801	6,330

Interest income, net	(437)	(287)	(1,058)	(639)

Other expense (income), net	30	118	602	(2,131)

Income before income taxes	5,035	3,840	12,257	9,100

Provision for income taxes	(1,502)	(1,063)	(4,169)	(2,922)

Net income	$3,533	$2,777	$8,088	$6,178

Earnings per share:
Basic	$0.26	$0.21	$0.59	$0.46

Diluted	$0.25	$0.20	$0.56	$0.44

Shares used in computing earnings per share:
Basic	13,845	13,391	13,763	13,459

Diluted	14,415	13,918	14,336	13,995

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To supplement UEI’s consolidated financial statements presented in accordance with GAAP, UEI uses non-GAAP net income and non-GAAP EPS financial measures internally. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. UEI’s management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses that may not be indicative of our core business operating results. UEI believes both management and investors benefit from referring to these non-GAAP financial measures in assessing UEI’s performance and when planning, forecasting and analyzing historical and future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to UEI’s historical performance. UEI believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

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Universal Electronics
GAAP to Non-GAAP Reconciliation Tables

	Three Months Ended
	September 30,
	2006	2006	2006	2005	2005	2005
	GAAP	Adj. (1)	Non-GAAP (4)	GAAP	Adj. (3)	Non-GAAP (4)
Net sales	59,612	—	59,612	46,206	—	46,206
Cost of sales	38,033	(6)	38,027	29,212	—	29,212
Gross profit	21,579	6	21,585	16,994	—	16,994
Research and development	1,809	(92)	1,717	1,782	—	1,782
Selling, general and administrative expenses	15,142	(599)	14,543	11,541	—	11,541
Operating expenses	16,951	(691)	16,260	13,323	—	13,323
Operating income	4,628	697	5,325	3,671	—	3,671
Interest income, net	(437)	—	(437)	(287)	—	(287)
Other expense (income), net	30	—	30	118	—	118
Income before income taxes	5,035	697	5,732	3,840	—	3,840
Provision for income taxes	(1,502)	(236)	(1,738)	(1,063)	154	(909)
Net income	3,533	461	3,994	2,777	154	2,931

Earnings per share diluted	$0.25	$0.03	$0.28	$0.20	$0.01	$0.21

	Nine Months
	Ended September 30,
	2006	2006	2006	2005	2005	2005
	GAAP	Adj. (1)	Non-GAAP (4)	GAAP	Adj. (2)	Non-GAAP (4)
Net sales	166,155	—	166,155	132,030	—	132,030
Cost of sales	106,506	(19)	106,487	83,601	—	83,601
Gross profit	59,649	19	59,668	48,429	—	48,429
Research and development	5,574	(291)	5,283	4,952	—	4,952
Selling, general and administrative expenses	42,274	(1,828)	40,446	37,147	(1,592)	35,555
Operating expenses	47,848	(2,119)	45,729	42,099	(1,592)	40,507
Operating income	11,801	2,138	13,939	6,330	1,592	7,922
Interest income, net	(1,058)	—	(1,058)	(639)	—	(639)
Other expense (income), net	602	—	602	(2,131)	—	(2,131)
Income before income taxes	12,257	2,138	14,395	9,100	1,592	10,692
Provision for income taxes	(4,169)	(725)	(4,894)	(2,922)	(201)	(3,123)
Net income	8,088	1,413	9,501	6,178	1,391	7,569

Earnings per share diluted	$0.56	$0.10	$0.66	$0.44	$0.10	$0.54

(1)	The adjustments between the GAAP and non-GAAP consolidated statements of income for the three and nine months ended September 30, 2006 consist of share-based compensation expense for employee stock options and the related income tax effect, as recognized in accordance with SFAS 123R. The consolidated statements of income for the three and nine months ended September 30, 2005 do not include the effect of share-based compensation expense, because UEI implemented SFAS 123R effective January 1, 2006.

(2)	The adjustments between the GAAP and non-GAAP consolidated statements of income for the nine months ended September 30, 2005 exclude the second quarter 2005 write down of a receivable due from a former European distributor, as well as the related tax effect.

(3)	The adjustment between the GAAP and non-GAAP consolidated statements of income for the three months ended September 30, 2005 includes the tax effect of the second quarter 2005 write down of a receivable due from a former European distributor.

(4)	The non-GAAP consolidated statement of income is not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. UEI’s management believes these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, facilitate the comparison of results for current periods with past periods.

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